                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]


Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission

[x] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11 or Rule 14a-12



                       PEGASUS COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No Fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.



        1)       Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
        2)       Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

        ------------------------------------------------------------------------
        4)       Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
        5)       Total fee paid:

        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount Previously Paid:

         -----------------------------------------------------------------------
    2)   Form, Schedule or Registration Statement no.:

         -----------------------------------------------------------------------
    3)   Filing Party:

         -----------------------------------------------------------------------
    4)   Date Filed:

         -----------------------------------------------------------------------

                                     [LOGO]






                       PEGASUS COMMUNICATIONS CORPORATION
                  C/O PEGASUS COMMUNICATIONS MANAGEMENT COMPANY
                                    SUITE 454
                            5 RADNOR CORPORATE CENTER
                               100 MATSONFORD ROAD
                           RADNOR, PENNSYLVANIA 19087
                                 --------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 --------------


TIME                                4:00 p.m. on Wednesday, June 25, 1997

PLACE                               Eagle Lodge Conference Center
                                    Ridge Pike and Manor Road
                                    Lafayette Hill, Pennsylvania  19444

ITEMS OF BUSINESS    1. To elect four directors to hold office as specified in
                        the proxy statement.

                     2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants for the Company for the current fiscal year.

                     3. To act upon any other matters properly coming before the meeting or any adjournment thereof.

RECORD DATE          The close of business on May 23, 1997 has been fixed as the record date for the meeting. All stockholders of record at that time are entitled to notice of, and all such holders of Class A Common Stock and Class B Common Stock are entitled to vote at, the meeting and any adjournment or postponement thereof.


ANNUAL REPORT        The 1996 Annual Report of Pegasus Communications
                     Corporation is being mailed simultaneously herewith. The
                     Annual Report is not to be considered part of the proxy solicitation materials.

IMPORTANT            In order to avoid additional soliciting expense to the
                     Company, please MARK, SIGN, DATE and MAIL your proxy
                     PROMPTLY in the return envelope provided, even if you plan to attend the meeting. If you attend the meeting and wish to vote your shares in person, arrangements will be made for you to do so.

                                         By order of the Board of Directors,

                                         HOWARD E. VERLIN
                                         Secretary

May 29, 1997

                                     [LOGO]






                       PEGASUS COMMUNICATIONS CORPORATION
                  C/O PEGASUS COMMUNICATIONS MANAGEMENT COMPANY
                                    SUITE 454
                            5 RADNOR CORPORATE CENTER
                               100 MATSONFORD ROAD
                           RADNOR, PENNSYLVANIA 19087


                          ----------------------------

                                 PROXY STATEMENT

                          ----------------------------

                                  May 29, 1997


         This Proxy Statement, which is being sent to stockholders on or about May 29, 1997, is furnished in connection with the solicitation of proxies by the Board of Directors of Pegasus Communications Corporation ("Pegasus" or the "Company") for use at the forthcoming Annual Meeting of Stockholders to be held on Wednesday, June 25, 1997, and at any adjournment or postponement thereof.

         The close of business on May 23, 1997 has been fixed as the record date for the meeting (the "Record Date"). All stockholders of record at that time are entitled to notice of, and all holders of record of the Company's Class A Common Stock ("Class A Common Stock") and Class B Common Stock ("Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") are entitled to vote at the meeting and any adjournment or postponement thereof. On the Record Date, there were outstanding 5,224,766 shares of Class A Common Stock and 4,581,900 shares of Class B Common Stock, which constituted the only outstanding securities of the Company entitled to vote.


VOTING AND REVOCABILITY OF PROXIES

         On each matter voted upon at the meeting and any adjournment or postponement thereof, holders of Class A Common Stock and Class B Common Stock will vote together as a single class. Each record holder of Class A Common Stock will be entitled to one vote per share, and each record holder of Class B Common Stock will be entitled to ten votes per share.

         Directors are to be elected by a plurality of the votes of the shares present, in person or by proxy, at the meeting and entitled to vote. Cumulative voting in the election of directors is not permitted. Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, at the meeting and entitled to vote. If a proxy is marked as "Withhold Authority" or "Abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter (a "Specified Non-Vote"), the shares represented by such proxy will not be voted on such matter. Abstentions will be included within the number of shares present at the meeting and entitled to vote for purposes of determining whether such matter has been authorized, but nominee and other Specified Non-Votes will not be so included.

         Shares may be voted at the meeting in person or by proxy. All valid proxies received prior to the meeting will be voted. Unless marked to the contrary, such proxies will be voted "FOR" the election of all directors and "FOR" the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for 1997. If any other business is brought before the meeting, the proxies will be voted, to the extent permitted by the rules and regulations of the Securities and Exchange Commission (the "Commission"), in accordance with the judgment of the persons voting the proxies. A stockholder who has given a proxy may revoke it at any time prior to such proxy being voted at the meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and giving notice of such revocation. Attendance at the meeting does not by itself constitute revocation of a proxy.

         In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, telephone, telegram, or otherwise. Arrangements also may be made with brokerage houses and other custodians, nominees and for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.


                        PROPOSAL 1. ELECTION OF DIRECTORS


         The Board of Directors has nominated four persons for election as directors whose terms will expire at the 1998 Annual Meeting of Stockholders, or when their successors are duly elected and qualified. The nominees are Marshall
W. Pagon, James J. McEntee, III, Mary C. Metzger and Donald W. Weber, all of whom are currently directors of the Company.

         If any nominee should be unable to serve as a director, an event not now anticipated, it is intended that the shares represented by proxies will be voted for the election of such substitute as the Board of Directors may nominate. Set forth below is certain information with respect to the persons nominated as directors of the Company.

         Marshall W. Pagon has served as President, Chief Executive Officer, Treasurer and Chairman of the Board of the Company since its incorporation. Mr. Pagon also serves as Chief Executive Officer and Director of each of the Company's subsidiaries. From 1991 to October 1994, when the assets of various affiliates of the Company, principally limited partnerships that owned and operated the Company's television and cable operations, were transferred to subsidiaries of the Company, Mr. Pagon or entities controlled or affiliated with Mr. Pagon served as the general partner of these partnerships and conducted the business now conducted by the Company. Mr. Pagon's background includes over 15 years of experience in the media and communications industry. Mr. Pagon is 41 years old.

         James J. McEntee, III has been a Director of the Company since October 8, 1996 and a Director of Pegasus Media & Communications, Inc. ("PM&C"), a wholly-owned subsidiary of the Company, since November 1996. Mr. McEntee has been a member of the law firm of Lamb, Windle & McErlane, P.C. for the past five years and a principal of that law firm for the past three years. Mr. McEntee is 39 years old.

         Mary C. Metzger has been a Director of the Company since November 14, 1996 and a Director of PM&C since November 1996. Ms. Metzger has been Chairman of Personalized Media Communications L.L.C. and its predecessor company, Personalized Media Communications Corp., since February 1989. Ms. Metzger has also been Managing Director of Video Technologies International, Inc. since June 1986. Ms. Metzger is 51 years old.

         Donald W. Weber has been a Director of the Company since its incorporation and a director of PM&C since November 1995. Mr. Weber has been the President and Chief Executive Officer of Viewstar Entertainment Services, Inc., an affiliate member of the National Rural Telecommunications Cooperative, which distributes DIRECTV(R) services in North Georgia, since August 1993. From November 1991 through August 1993, Mr. Weber was a private investor and consultant to various communication companies. Prior to that time, Mr. Weber was President and Chief Operating Officer of Contel Corporation until its merger with GTE Corporation in 1991. Mr. Weber is currently a member of the boards of directors of InterCel, Inc. and Healthdyne Information Enterprises, Inc., which are publicly-traded companies. Mr. Weber is 60 years old.


Information Concerning Meetings and Certain Committees

         The Board of Directors held five meetings during 1996. The Company has a standing Audit Committee and a standing Compensation Committee of its Board of Directors. The Company does not have a standing nominating committee. The Company was incorporated in May 1996. Prior to the Company's initial public offering on October 3, 1996 (the "Initial Public Offering"), the Company did not have an Audit Committee or a Compensation Committee or other Board committee performing similar functions. See "Compensation Committee Interlocks and Insider Participation" below.

         The Audit Committee reviews (i) the scope of the Company's audit, (ii) the corporate accounting practices and policies with the Company's independent accountants and recommends to whom reports should be submitted within the Company, (iii) the final report of the Company's independent accountants, and
(iv) overall accounting and financial controls with internal and independent accountants. The Audit Committee is also available to the independent accountants during the year for consultation purposes. Mr. Weber and Ms. Metzger are members of the Audit Committee. During 1996, the Audit Committee met once.

         The Compensation Committee establishes the salaries of executive officers and makes recommendations to the Board of Directors regarding the adoption, extension, amendment and termination of compensation plans in which officers or directors may participate. The Committee also exercises certain administrative powers pursuant to the Pegasus Restricted Stock Plan (the "Restricted Stock Plan") and the Pegasus Communications 1996 Stock Option Plan (the "Stock Option Plan"). Messrs. Weber and McEntee are members of the Compensation Committee. The Compensation Committee did not meet during 1996.

         During 1996, all incumbent directors attended in person or by conference telephone at least 75% of the total number of meetings of the Board of Directors and committees of the Board on which they served during their incumbency.


Compensation of Directors

         Under the Company's Bylaws, each director is entitled to receive such compensation, if any, as may from time to time be fixed by the Board of Directors. The Company currently pays its directors who are not employees or officers of the Company an annual retainer of $5,000 plus $500 for each Board meeting attended in person and $250 for each Board meeting held by telephone. The Company also reimburses each director for all reasonable expenses incurred in traveling to and from the place of each meeting of the Board or committee of the Board.

         As additional remuneration for joining the Board, Mr. Weber was granted in April 1996 an option to purchase 3,385 shares of Class A Common Stock at an exercise price of $14.00 per share. Mr. Weber's option vested upon issuance, is exercisable until November 2000 and, at the time of grant, was issued at an exercise price equal to fair market value at the time Mr. Weber was elected a director.

         In addition, each non-employee director of the Company, which currently includes all directors except for Mr. Pagon, are eligible to receive grants of nonqualified stock options ("NQSOs") under the Company's Stock Option Plan. In March 1997, each non-employee director was granted an option to purchase 5,000 shares of Class A Common Stock under the Stock Option Plan.

         THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF EACH OF THE DIRECTORS.

               PROPOSAL 2. RATIFICATION OF APPOINTMENT OF AUDITORS


         The firm of Coopers & Lybrand L.L.P. served as the Company's independent accountants for 1996 and has been selected by the Board of Directors to serve in the same capacity for 1997. The stockholders will be asked to ratify this appointment at the meeting. The ratification of independent accountants by the stockholders is not required by law or the Company's Bylaws. The Company has submitted this matter to the stockholders because it believes it to be good practice to do so. The affirmative vote of holders of a majority of the outstanding shares of Common Stock present, in person or by proxy, at the meeting and entitled to vote is required to ratify the appointment of Coopers & Lybrand L.L.P. If a majority of the votes cast on this matter are not cast in favor of the ratification of Coopers & Lybrand L.L.P., the Company will appoint other independent accountants as soon as practicable and before the close of the 1997 year.

     A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

         THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S
INDEPENDENT ACCOUNTANTS FOR 1997.


                            PROPOSAL 3. OTHER MATTERS

         The Board of Directors knows of no matters to be presented for action at the meeting other than those set forth in the attached notice and customary procedural matters. However, if any other matters should properly come before the meeting or any adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the Commission, in accordance with the judgment of the persons voting such proxies.


                             ADDITIONAL INFORMATION

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, as well as persons beneficially owning more than 10% of the Company's outstanding shares of Common Stock and certain other holders of such shares (collectively, "Covered Persons"), to file with the Commission and the Nasdaq Stock Market, within specified time periods, initial reports of ownership, and subsequent reports of changes in ownership, of Common Stock and other equity securities of the Company.

         Based solely upon the Company's review of copies of such reports furnished to it and upon representations of Covered Persons that no other reports were required, to the Company's knowledge, all of the Section 16(a) filings required to be made by the Covered Persons with respect to 1996 were made on a timely basis.

Executive Compensation

         The following table sets forth certain information, for the Company's last three fiscal years, concerning the annual and long-term compensation paid to the Company's Chief Executive Officer and each of the Company's other executive officers whose total annual salary and bonus during 1996 exceeded $100,000 (collectively, the "Named Officers"):


                           Summary Compensation Table

                                                                                               Long-Term
                                                                        Annual               Compensation
                                                                    Compensation(1)             Awards
                                                                   -----------------        --------------
                                                                                                Restricted        All
                                                                                 Other Annual     Stock         Other
Name                     Principal Position                     Year    Salary   Compensation    Award(3)    Compensation(4)
--------------------     ------------------------------------- ------  -------- -------------  -----------  ----------------
Marshall W. Pagon        President and Chief Executive Officer  1996   $150,000      --           --          $62,253(5)
                                                                1995   $150,000      --           --              --
                                                                1994   $150,000      --           --              --

Robert N. Verdecchio     Senior Vice President, Chief Financial 1996   $125,000      --       $1,746,794      $ 6,875
                         Officer and Assistant Secretary        1995   $122,083      --       $  133,450          --
                                                                1994   $ 90,000      --           --              --

Howard E. Verlin         Vice President, Cable and Satellite    1996   $100,000      --       $   89,166      $ 1,100
                         Television, and Secretary              1995   $100,000      --       $   95,321          --
                                                                1994   $ 65,000      --           --              --

Guyon W. Turner          Vice President, Broadcast Television   1996   $130,717   $18,200(2)  $1,738,674          --
                                                                1995   $130,486   $18,200(2)  $   95,321          --
                                                                1994   $140,364   $20,480(2)      --              --

----------------------

(1) Prior to the consummation of the Initial Public Offering, the Company's executive officers never received any salary or bonus compensation from the Company. The salary amounts presented above for 1994 and 1995 and for January 1, 1996 through October 8, 1996 were paid by BDI Associates L.P. (the "Management Company"), an affiliate of the Company. After October 8, 1996, the Company's executive officers' salaries were paid by the Company. See "Certain Relationships and Related Transactions" below. There are no employment agreements between the Company and its executive officers.

(2)  Includes $18,000 housing allowance paid by the Company.

(3) Represents grants of the non-voting common stock of Pegasus Communications Holdings, Inc., the parent of the Company (the "Parent"), in 1995 (875 shares to Mr. Verdecchio and 625 shares each to Messrs. Verlin and Turner). Amounts shown in the table for 1995 are based on a valuation prepared for the Parent at the time of the grants. Amounts shown in the table for 1996 are based on the Initial Public Offering price of $14.00 per share. One-fourth of the shares vest on December 31 of each of 1995, 1996, 1997 and 1998. Upon the completion of the Initial Public Offering, all of the Parent's non-voting common stock were exchanged for shares of Class A Common Stock pursuant to a Management Share Exchange Agreement resulting in 46,142, 39,952 and 32,952 shares of Class A Common Stock, respectively, to Messrs. Verdecchio, Verlin and Turner. In 1996, 123,868, 6,369 and 124,191 shares were granted to Messrs. Verdecchio, Verlin and Turner, which vested in accordance with the same vesting schedule. An additional 903 shares were granted to Mr. Verdecchio pursuant to the Company's Restricted Stock Plan. As of December 31, 1996, Messrs. Verdecchio, Verlin and Turner had an aggregate of 170,903, 39,321 and

     157,143 shares of Class A Common Stock with an aggregate value as of December 31, 1996 of $2,349,916, $540,664 and $2,160,716, respectively.

(4) Unless otherwise indicated, the amounts listed represent the Company's contributions under its 401(k) Plans.

(5) Of the amount listed for Mr. Pagon, $8,525 represents the Company's contributions under its 401(k) Plans and $53,728 represents the actuarial benefit to Mr. Pagon of premiums paid by the Company in connection with the split dollar agreement entered into by the Company with the trustees of an insurance trust established by Mr. Pagon. See "Certain Relationships and Related Transactions" below for more information relating to this agreement.


Compensation Committee Interlocks and Insider Participation

         Prior to the Initial Public Offering, the Company did not have a compensation committee or any other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers were made by the Board of Directors, which included Mr. Pagon, the President and Chief Executive Officer of the Company. Pegasus' Compensation Committee currently consists of Messrs. McEntee and Weber.


                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

Introduction

         Pursuant to rules established by the Securities and Exchange Commission, the Company is required to provide certain information with respect to compensation provided to the Company's Chief Executive Officer and certain other of its executive officers. In fulfillment of this requirement, the Compensation Committee of the Board of Directors has prepared the following report addressing the Company's executive compensation policies for the fiscal year ended December 31, 1996 for inclusion in the Proxy Statement.

         The Compensation Committee reviews and approves salaries and other matters relating to compensation of the Company's executive officers, including incentive compensation and other forms of compensation and benefits, and administers the Pegasus Restricted Stock Plan (the "Restricted Stock Plan") (with respect to executive officers) and Pegasus Communications 1996 Stock Option Plan (the "Stock Option Plan"). The Compensation Committee of the Company's Board of Directors consists entirely of non-employee directors.

         The Compensation Committee was established in December 1996. Prior to that time, the Company did not have a Compensation Committee or any other committee of the Board of Directors performing similar functions. As a consequence, between October 8, 1996, the date of consummation of the Company's initial public offering, and the date of appointment of the Compensation Committee, decisions regarding executive compensation were made by the Board of Directors as a whole. Prior to the consummation of the Company's initial public offering, the Company's executive officers never received any salary or bonus compensation from the Company. The salaries of the Company's executive officers were paid by the Management Company, an affiliate of the Company. After October 8, 1996, the Company's executive officers' salaries were paid by the Company.

Compensation Policies

         The Compensation Committee seeks to achieve the following goals with the Company's executive compensation programs: attract and retain key employees and non-employee directors and motivate them to exercise their best efforts on behalf of the Company; and promote growth in stockholder value by providing employees with restricted stock awards under the Restricted Stock Plan and grants of options to purchase Class A Common Stock of the Company.

Base Compensation

         The Company's executive compensation philosophy places a high degree of emphasis on incentive compensation in the form of equity-based plans. Accordingly, in the opinion of the Compensation Committee, based upon information available to the Committee on competitive salaries, the base compensation paid to the Company's executive officers falls at the lower end of the range of salaries for similar positions in comparable media and communications companies.

Equity Incentive Plans

         The Company provides equity incentive compensation to its executive officers and key employees primarily through the Restricted Stock Plan and the Stock Option Plan.

         Restricted Stock Plan. The Restricted Stock Plan was adopted by the Company and approved by its shareholders in September 1996. Awards under this Plan, other than discretionary awards and excess awards, are in proportion to the annual increases in location cash flow. The Company believes that location cash flow is accepted within the media and communications industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of companies operating in this industry. The Company believes that the Restricted Stock Plan, together with its other equity incentive plans, will result in greater increases in stockholder value than conventional stock option programs, because these plans create a clear cause and effect relationship between initiatives taken to increase location cash flow and the amount of incentive compensation that results therefrom.

         The Restricted Stock Plan provides for four types of restricted stock awards that are made in the form of the Company's Class A Common Stock: profit sharing awards to general managers, department managers and corporate managers (other than executive officers); special recognition awards for consistency (team award), initiative (a team or individual award), problem solving (a team or individual award) and individual excellence; discretionary awards; and awards that are made to the extent that an employee does not receive a matching contribution under the Company's 401(k) Plans because of restrictions imposed by the U.S. or Puerto Rico Internal Revenue Code. Executive officers are eligible to receive awards under the Restricted Stock Plan consisting only of special recognition awards, discretionary awards and awards made to the extent that an employee does not receive a matching contribution because of restrictions of the U.S. or Puerto Rico Internal Revenue Code. In 1996, the Company issued a total of 3,614 shares of its Class A Common Stock under the Restricted Stock Plan. The Company has made and intends to make additional grants to key employees under the Restricted Stock Plan.

         Stock Option Plan. The Stock Option Plan was adopted by the Company and approved by shareholders in September 1996. Executive officers who are not eligible to receive profit sharing awards under the Restricted Stock Plan are eligible to receive incentive stock options and nonqualified stock options under the Plan subject to certain limits. Non-employee directors are eligible to receive nonqualified stock options under the Plan. Currently five executive officers and three non-employee directors are eligible to receive options under the Stock Option Plan. In 1996, no options were granted under the Stock Option Plan. The Company intends to make future grants under the Stock Option Plan to a broad-based group of employees, including executive officers, senior managers, directors and other key employees.

Chief Executive Officer Compensation

         The Compensation Committee uses the same factors in determining the compensation of the Chief Executive Officer as it does for the other executive officers. The salary received by the Chief Executive Officer in 1996 was based on the compensation policies discussed above.


                                                      THE COMPENSATION COMMITTEE

                                                           James J. McEntee, III
                                                           Donald W. Weber

Performance Graph

         The graph set forth below compares the cumulative total returns to holders of Class A Common Stock of the Company with the cumulative total return of the Nasdaq Stock Market-U.S. Index and the Nasdaq Telecommunications Index for the period beginning October 4, 1996, the date trading first began in the Company's Class A Common Stock on the Nasdaq National Market. The graph assumes that the value of the investment in the relevant stock or index was $100 at October 4, 1996 and that all dividends were reinvested. Total returns are calculated based on a fiscal year ending December 31. The closing market price of the Company's Class A Common Stock on December 31, 1996 was $13.75.

              Comparison of Cumulative Total Return for the Period
                    From October 4, 1996 to December 31, 1996





     150|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
     125|------------------------------------------------------------------|
        |                                                                  |
  D     |                                          *                 *     |
  O  100|------*-----------------*-----------------------------------&-----|
  L     |                        &                 &                 #     |
  L     |                        #                 #                       |
  A   75|------------------------------------------------------------------|
  R     |                                                                  |
  S     |                                                                  |
      50|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
      25|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
       0|-----|------------------|-----------------|-----------------|-----|
           October 4        October 31       November 30        December 31

*=Pegasus Communications     &=Nasdaq                #=Nasdaq Stock Market - US
  Corporation                  Telecommunications


----------------------------------------------------------------------------------------------
                            October 4         October 31         November 30       December 31
----------------------------------------------------------------------------------------------
Pegasus Communications
Corporation                  100.00             94.00               91.00             98.00
----------------------------------------------------------------------------------------------
Nasdaq Telecommunications    100.00             95.00               97.00            100.00
----------------------------------------------------------------------------------------------
Nasdaq Stock Market - US     100.00             97.00              103.00            103.00
----------------------------------------------------------------------------------------------


Principal Stockholders

         The following table sets forth as of May 23, 1997 certain information regarding the beneficial ownership of the Class A Common Stock and Class B Common Stock by (a) each stockholder known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of the Class A Common Stock and Class B Common Stock, based upon Company records or the records of the Commission, (b) each director of the Company, (c) each of the Named Officers, and (d) all executive officers and directors of the Company as a group. Each share of Class B Common Stock is currently convertible at the discretion of the holder into an equal amount of shares of Class A Common Stock. Each of the stockholders named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated.

                                                          Pegasus Class A               Pegasus Class B
                                                           Common Stock                  Common Stock
                                                        Beneficially Owned            Beneficially Owned
                                                     ------------------------       ---------------------
                                                      Shares             %           Shares          %
                                                     --------          ------       ---------      ------
Marshall W. Pagon(1)(2).........................       4,590,990(3)    46.8%           4,581,900   100.0%
Guyon W. Turner.................................         157,143(4)     3.0%              --         --
Robert N. Verdecchio............................         175,448(4)     3.4%              --         --
Howard E. Verlin................................          48,411(4)      (5)              --         --
James J. McEntee, III...........................             500         (5)              --         --
Mary C. Metzger.................................             500         (5)              --         --
Donald W. Weber(6)..............................           5,385         (5)              --         --
Richard D. Summe(7).............................         284,719        5.5%              --         --
T. Rowe Price Associates, Inc.
  and related entities(8).......................         433,000        8.3%              --         --
Wellington Management
  Company, LLP(9)...............................         461,600        8.8%              --         --
Harron Communications Corp.(10)(11).............         852,110       16.3%              --         --
Directors and Executive Officers as
    a Group (8 persons)(12).....................       4,983,513       50.8%           4,581,900   100.0%

----------------------
(1) The address of this person is c/o Pegasus Communications Management Company, 5 Radnor Corporate Center, Suite 454, 100 Matsonford Road, Radnor, Pennsylvania 19087.

(2) Pegasus Capital, L.P. holds 1,217,348 shares of Class B Common Stock and 9,090 shares of Class A Common Stock. Mr. Pagon is the sole shareholder of the general partner of Pegasus Capital, L.P. and is deemed to be the beneficial owner of these shares. All of the 3,364,552 remaining shares of Class B Common Stock are owned by the Parent. All shares of Class A Voting Common Stock of the Parent are held by Pegasus Communications Limited Partnership. Mr. Pagon controls Pegasus Communications Limited Partnership by reason of his ownership of all the outstanding voting stock of the sole general partner of a limited partnership that is, in turn, the sole general partner in Pegasus Communications Limited Partnership. As such, Mr. Pagon is the beneficial owner of 100% of Class B Common Stock with sole voting and investment power over all such shares.

(3) Includes 4,581,900 shares of Class B Common Stock, which are convertible into shares of Class A Common Stock on a one-for-one basis.

(4) On March 26, 1997, the Commission declared effective a registration statement filed by Pegasus which would permit Messrs. Turner, Verdecchio and Verlin to sell 157,143, 170,000 and 39,321 shares of Class A Common Stock, respectively, subject to certain vesting and other restrictions. To date, no shares have been sold pursuant to the registration statement. Messrs. Turner, Verdecchio and Verlin have sole voting and investment power over their shares, subject to certain vesting restrictions.

(5) Represents less than 1% of the outstanding shares of the class of Common Stock.

(6) Includes 3,385 shares of Class A Common Stock issuable upon the exercise of the vested portion of outstanding stock options.

(7) The address of Richard D. Summe is 11790 E. State Rd. 334, Zionsville, Indiana 46077-9399.

(8) T. Rowe Price Associates, Inc. ("T. Rowe Price") is deemed to be the beneficial owner of 433,000 shares, over which it has sole investment power. Of these shares, 283,000 shares are held by T. Rowe Price New Horizons Fund, Inc. ("New Horizons"), which is deemed to be the beneficial owner of 5.4% of the shares of Class A Common Stock (over which New Horizons Fund has sole voting power), and 150,000 shares are held by New Age Media Funds, Inc. ("New Age Media") (over which New Age Media has sole voting power).

(9) Consists of 193,500 shares of Class A Common Stock over which Wellington Management Company, LLP ("WMC") has shared voting power and 461,600 shares over which WMC has shared investment power.

(10) Under the terms of a stockholder's agreement entered into by the Company in connection with the acquisition of direct broadcast satellite television rights in Michigan and Texas, the Company has a right of first offer to purchase any shares sold by Harron Communications Corp. in a private transaction exempt from registration under the Securities Act.

(11) The address of Harron Communications Corp. is 70 East Lancaster Avenue, Frazer, Pennsylvania 19355.

(12) See footnotes (2), (3) and (6). Also includes 1,500 shares of Class A Common Stock owned by Ted S. Lodge's wife, for which Mr. Lodge disclaims beneficial ownership, and 3,636 shares of Class A Common Stock issued to Mr. Lodge for which Mr. Lodge has sole voting and investment power, subject to certain vesting restrictions.


Certain Relationships and Related Transactions

Management Agreement

         Prior to the Initial Public Offering, the Management Company performed various management and accounting services for the Company pursuant to a management agreement (the "Management Agreement") between the Management Company and the Company. Mr. Pagon controls and is the majority owner of the Management Company. Upon the consummation of the Initial Public Offering, the Management Agreement was transferred to the Company, and the employees of the Management Company became employees of the Company. In consideration for the transfer of this agreement together with certain net assets, including approximately $1.5 million of accrued management fees, the Management Company received $19.6 million of Class B Common Stock (1,400,000 shares of Class B Common Stock) and approximately $1.5 million in cash. Of the 1,400,000 shares, 182,652 were exchanged for an equal number of shares of Class A Common Stock and transferred to certain members of management who were participants in a management share exchange. The fair market value of the Management Agreement was determined by Kane Reece Associates, Inc. ("Kane Reece"), an independent appraiser, based upon a discounted cash flow approach using historical financial results and management's financial projections. In return for Kane Reece's services, the Company incurred a fee of approximately $15,000 plus expenses.

         Under the Management Agreement, the Management Company provided specified executive, administrative and management services to PM&C and its operating subsidiaries. These services included: (i) selection of personnel;
(ii) review, supervision and control of accounting, bookkeeping, recordkeeping, reporting and revenue collection; (iii) supervision of compliance with legal and regulatory requirements; and (iv) conduct and control of daily operational aspects of the Company. In consideration for the services performed by the Management Company under the Management Agreement, the Company was charged management fees, which represented 5% of the Company's net revenues, and reimbursements for the Management Company's accounting department costs. The Management Company's offices are located at 5 Radnor Corporate Center, Suite 454, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Management Share Exchange

         Certain members of the Company's management, including all of the Company's executive officers with the exception of Marshall W. Pagon and Ted S. Lodge, held prior to the consummation of the Initial Public Offering 5,000 shares in the aggregate of non-voting stock of the Parent. Upon consummation of the Initial Public Offering, all shares of the Parent non-voting stock were exchanged for an aggregate of 263,606 shares of Class A Common Stock of the Company and the non-voting stock of the Parent was distributed to the Parent.

Towers

         Simultaneously with the completion of the Initial Public Offering, the Company purchased the assets of Pegasus Towers, Inc. ("Towers"), currently a subsidiary of the Company, for total consideration of approximately $1.4 million. Towers was beneficially owned by Marshall W. Pagon. The Towers purchase consisted of ownership and leasehold interests in three tower properties. Towers leased space on each of its towers to the Company and to unaffiliated companies. The purchase price was determined by an independent appraisal.


Split Dollar Agreement

         In December 1996, the Company entered into a Split Dollar Agreement with the trustees of an insurance trust established by Marshall W. Pagon. Under the Split Dollar Agreement, the Company agreed to pay a portion of the premiums for certain life insurance policies covering Mr. Pagon owned by the insurance trust. The Agreement provides that the Company will be repaid for all amounts it expends for such premiums, either from the cash surrender value or the proceeds of the insurance policies.

Loan Program

         In February 1997, the Company adopted a program to assist its employees in obtaining loans for various purposes, including to enable employees to pay income taxes as a result of grants of Class A Common Stock by the Company. Assistance may take the form of direct loans by the Company, guarantees by the Company of loans made by third parties, or other forms of credit support or credit enhancement, including without limitation, agreements by the Company to purchase such loans, purchase any collateral securing such loans (including Class A Common Stock), lend money or otherwise provide funds for the repayment of such loans. Any direct loan by the Company may not exceed 75 percent of the market value of the Class A Common Stock at the time that the loan is made.

         In April 1997, Messrs. Verdecchio, Verlin and Turner obtained loans of $432,000, $68,000, and $414,000, respectively, from a bank and pledged their shares of Class A Common Stock as security. Proceeds from the loans were used to pay tax liabilities arising from grants of the Company's Class A Common Stock. Pursuant to the loan program, the Company agreed, upon any default by these officers under the loans, to purchase from the bank the Class A Common Stock securing the loans for prices (ranging from $3.71 to $5.66 per share) sufficient to repay the loans.

Harron Designee

         In connection with the acquisition of direct broadcast satellite television rights from Harron Communications Corp. ("Harron") in October 1996, the Parent agreed to nominate a designee of Harron as a member of the Company's Board of Directors. James J. McEntee, III was appointed to the Company's Board of Directors as Harron's designee. Harron's right to name a designee terminates on October 8, 1998.

Stockholder Proposals

         In order to be eligible for inclusion in the Company's proxy materials for the 1998 Annual Meeting of Stockholders, stockholders' proposals to take action at such meeting must comply with applicable Commission rules and regulations, must be directed to the Secretary of the Company at its offices set forth on page one of this Proxy Statement and must be received by the Company not later than January 28, 1998.

Miscellaneous

         A copy of the Company's 1996 Annual Report to Stockholders is being mailed simultaneously herewith to stockholders but is not to be regarded as proxy solicitation material.

         The Company, upon request, will furnish to record and beneficial holders of its Common Stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements but without exhibits and schedules) for fiscal 1996. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the Secretary, at the offices of the Company set forth on page one of this Proxy Statement.

                                 By order of the Board of Directors,

                                 HOWARD E. VERLIN
                                 Secretary
May 29, 1997

                                   APPENDIX A
                                  FORM OF PROXY

                       PEGASUS COMMUNICATIONS CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE


The undersigned, revoking all prior proxies, hereby appoints Marshall W. Pagon, Robert N. Verdecchio and Ted S. Lodge, or any of them, with full power of substitution, as the undersigned's proxies to vote all the shares of Class A Common Stock of Pegasus Communications Corporation (the "Company") held of record by the undersigned on May 23, 1997, at the Annual Meeting of Stockholders of the Company to be held on June 25, 1997 and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

1.   ELECTION OF DIRECTORS

     Nominees: Marshall W. Pagon, James J. McEntee, III, Mary C. Metzger and Donald W. Weber

     [ ]  FOR                   [ ] WITHHOLD AUTHORITY               [ ] ABSTAIN
          All nominees listed       To vote for all nominees listed

          (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

  -----------------------------------------------------------------------------
                           (Continued on reverse side)

2. Ratification of the appointment of Coopers & Lybrand L.L.P. as independent public accountants for the Company for the year ending December 31, 1997.

     [ ]  FOR                   [ ] AGAINST                          [ ] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

You are urged to sign and return this proxy so that you may be sure that your shares will be voted.

                                   Dated:_____________________, 1997


                                   ---------------------------------------------
                                               Signature of Stockholder


                                   ---------------------------------------------
                                               Signature of Stockholder

Please sign exactly as your name appears hereon, date and return promptly. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should indicate their capacity when signing.